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                                                                   EXHIBIT 3.03

                      RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                                 THE 3DO COMPANY

         The 3DO Company, a Corporation organized and existing under the laws of the State of Delaware (the "Corporation"), hereby certifies as follows:

         1. The name of the Corporation is The 3DO Company. The 3DO Company was originally incorporated under the same name, and the original Certificate of Incorporation of the corporation was filed with the Secretary of State of the State of Delaware on September 15, 1992 and a Restated Certificate of Incorporation of the corporation was filed with the Secretary of State of the State of Delaware on March 25, 1993. The Restated Certificate of Incorporation was amended on May 20, 1994.

         2. Pursuant to Sections 242 and 245 of the General Corporation Law of the State of Delaware, this Restated Certificate of Incorporation restates and integrates and further amends the provisions of the Restated Certificate of Incorporation of this corporation.

         3. The text of the Restated Certificate of Incorporation, as amended to date, is hereby restated and further amended to read in its entirety as follows:

         ARTICLE 1: NAME. The name of the Corporation is The 3DO Company (the "Company").

         ARTICLE 2: REGISTERED OFFICE. The location and post office address of the Company's registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of the registered agent at such address is The Corporation Trust Company.

         ARTICLE 3: PURPOSE. The purpose of the Company is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

         ARTICLE 4: AUTHORIZED CAPITAL STOCK.

         4.1 Authorization of Shares. The total number of shares of all classes of stock which the Company has authority to issue is Fifty-Five Million (55,000,000) shares, consisting of two classes: Fifty Million (50,000,000) shares of Common Stock, par value $0.01 per share, and Five Million (5,000,000) shares of Preferred Stock, par value $0.01 per share.

         4.2 Designation of Future Series of Preferred Stock. The Board of Directors is authorized, subject to any limitations prescribed by the law of the State of Delaware, to provide in a resolution or resolutions for the issuance of the shares of Preferred Stock in one or more series, and, by filing a Certificate

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of Designation pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in each such series, to fix the designation, powers, preferences and rights of the shares of each such series and any qualifications, limitations or restrictions thereof, and to increase or decrease the number of shares of any such series (but not below the number of shares of such series then outstanding). The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the Company entitled to vote, unless a vote of any other holders is required pursuant to a Certificate of Designation establishing a series of Preferred Stock.

         4.3 Voting Rights of Common Stock. Each holder of shares of Common Stock shall be entitled to one vote for each share thereof held.

         ARTICLE 5: CLASSIFIED BOARD OF DIRECTORS. The Company's Board of Directors shall be divided into three classes designated as Class A, Class B, and Class C, respectively. Directors shall be assigned to each class in accordance with a resolution or resolutions adopted by the board of directors. At the annual meeting of the stockholders to be held in 1996, the term of office of the initial Class A directors shall expire and Class A directors shall thereafter be elected for a full term of three years. At the annual meeting of the stockholders to be held in 1997, the term of office of the initial Class B directors shall expire and Class B directors shall thereafter be elected for a full term of three years. At the annual meeting of the stockholders to be held in 1998, the term of office of the initial Class C directors shall expire and Class C directors shall be elected for a full term of three years. At each succeeding annual meeting of stockholders, directors shall be elected for a full term of three years to succeed the directors of the class whose terms expire at such annual meeting.

         Notwithstanding the foregoing provisions of this Article 5, each director shall serve until his or her successor is duly elected and qualified or until his or her earlier death, resignation, or removal. No decrease in the number of directors constituting the board of directors shall shorten the term of any incumbent director. Vacancies on the board may be filled by the remaining directors for the remainder of the full class term.

         ARTICLE 6: WRITTEN BALLOTS. Elections of directors need not be by written ballot unless the Bylaws of the Company shall so provide.

         ARTICLE 7: AMENDMENT OF BYLAWS. In furtherance and not in limitation of the powers conferred by the statute, the Board of Directors is expressly authorized to adopt, alter, amend, or repeal the Bylaws of the Company.

         ARTICLE 8: LIMITATION OF LIABILITY. To the fullest extent permitted by law, no director of the Company shall be personally liable for monetary damages for breach of fiduciary duty as director. Without limiting the effect of the preceding sentence, if the Delaware General Corporation Law is hereafter amended to authorize the further elimination or limitation of the liability of a director, then the liability of a director of the Company shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

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         Neither any amendment nor repeal of this Article 8, nor the adoption of any provision of this Certificate of Incorporation inconsistent with this
Article 8, shall eliminate, reduce or otherwise adversely affect any limitation on the personal liability of a director of the Company existing at the time of such amendment, repeal or adoption of such an inconsistent provision.

         4. The amendments to the Corporation's Restated Certificate of Incorporation, as amended to date, which are incorporated in this Restated Certificate of Incorporation have been duly adopted by the Corporation's Board of Directors in accordance with Section 242 of the General Corporation Law of the State of Delaware and by the stockholders of the Corporation at the Corporation's annual meeting of stockholders held on September 7, 1995, in accordance with Section 242 of the General Corporation Law of the State of Delaware.

         IN WITNESS WHEREOF, this Restated Certificate of Incorporation, which restates and integrates and further amends the provisions of the Restated Certificate of Incorporation of the Company as amended to date, has been duly executed and attested by the Secretary this 26th day of January, 1996.

                                             The 3DO Company


                                              By: /s/ Hugh C. Martin, Jr.
                                                  -----------------------------
                                                  Hugh C. Martin, Jr.
                                                       President

Attest:


By: /s/ James Alan Cook
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          James Alan Cook,
             Secretary



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